CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered: Debt Securities

Proposed Maximum Aggregate Offering Price: $15,776,000

Amount of Registration Fee (1)(2): $2,031.95

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-175599

Final Pricing Supplement No. 12 - Dated Monday, March 17, 2014 (To: Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFH3	$15,776,000.00	100.000%	2.800%	$15,334,272.00	Fixed	4.400% (Per Annum)	Semi- Annual	03/15/2032	09/15/2014	$21.39	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, March 10, 2014 through Monday, March 17, 2014

Trade Date: Monday, March 17, 2014 @ 12:00 PM ET

Settlement Date: Thursday, March 20, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the “Corporation”), when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated July 15, 2011 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Corporation and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated July 15, 2011, which has been filed as an exhibit to the Corporation’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on July 15, 2011.

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Bank of America InterNotes Prospectus dated 7-15-11